                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               Amendment No. 1 to
                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             MATLACK SYSTEMS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   576901102
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Mr. Joshua J. Harris
                           Palestra Acquisition Corp.
                          c/o Apollo Management, L.P.
                    1301 Avenue of the Americas, 38th Floor
                           New York, New York  10019
                                 (212) 261-4000

                                with copies to:

       Michael D. Weiner, Esq.                         Morton A. Pierce, Esq.
       Apollo Management, L.P.                          Dewey Ballantine LLP
 1999 Avenue of the Stars, Suite 1900                1301 Avenue of the Americas
    Los Angeles, California  90067                     New York, New York 10019
           (310) 201-4100                                   (212) 259-8000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 March 30, 1998
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(e), (f) or (g) check the following box     [_].

NOTE: Schedules filed in paper format shall include a singed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

------------------------                    -----------------------------------
CUSIP NO.  576901102                          PAGE   2   OF   10   PAGES
------------------------                    -----------------------------------
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   PALESTRA ACQUISITION CORP.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)  [X]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
3  SEC USE ONLY                                                        (a)  [_]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e).                                                     [_]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   DELAWARE
-------------------------------------------------------------------------------
       NUMBER OF          7         SOLE VOTING POWER
         SHARES                     0
      BENEFICIALLY        8         SHARED VOTING POWER
     OWNED BY EACH                  3,166,259
    REPORTING PERSON      9         SOLE DISPOSITIVE POWER
          WITH                      0
                          10        SHARED DISPOSITIVE POWER
                                    3,766,259
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,766,259
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    42.9%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-------------------------------------------------------------------------------

                              Page 2 of 10 Pages

                                  SCHEDULE 13D

------------------------                    -----------------------------------
CUSIP NO.  576901102                          PAGE   3   OF   10   PAGES
------------------------                    -----------------------------------
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   APOLLO INVESTMENT FUND III, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)  [X]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
3  SEC USE ONLY                                                        (a)  [_]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e).                                                     [_]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   DELAWARE
-------------------------------------------------------------------------------
       NUMBER OF          7         SOLE VOTING POWER
         SHARES                     0
      BENEFICIALLY        8         SHARED VOTING POWER
     OWNED BY EACH                  3,166,259
    REPORTING PERSON      9         SOLE DISPOSITIVE POWER
          WITH                      0
                          10        SHARED DISPOSITIVE POWER
                                    3,766,259
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,766,259
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    42.9%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-------------------------------------------------------------------------------


                              Page 3 of 10 Pages

                                  SCHEDULE 13D

------------------------                    -----------------------------------
CUSIP NO.  576901102                          PAGE    4  OF   10   PAGES
------------------------                    -----------------------------------
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   APOLLO OVERSEAS PARTNERS III, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)  [X]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
3  SEC USE ONLY                                                        (a)  [_]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e).                                                     [_]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   DELAWARE
-------------------------------------------------------------------------------
       NUMBER OF          7         SOLE VOTING POWER
         SHARES                     0
      BENEFICIALLY        8         SHARED VOTING POWER
     OWNED BY EACH                  3,166,259
    REPORTING PERSON      9         SOLE DISPOSITIVE POWER
          WITH                      0
                          10        SHARED DISPOSITIVE POWER
                                    3,766,259
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,766,259
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    42.9%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-------------------------------------------------------------------------------


                              Page 4 of 10 Pages

                                  SCHEDULE 13D

------------------------                    -----------------------------------
CUSIP NO.  576901102                          PAGE    5  OF   10   PAGES
------------------------                    -----------------------------------
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   APOLLO (U.K.) PARTNERS III, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)  [X]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
3  SEC USE ONLY                                                        (a)  [_]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e).                                                     [_]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   DELAWARE
-------------------------------------------------------------------------------
       NUMBER OF          7         SOLE VOTING POWER
         SHARES                     0
      BENEFICIALLY        8         SHARED VOTING POWER
     OWNED BY EACH                  3,166,259
    REPORTING PERSON      9         SOLE DISPOSITIVE POWER
          WITH                      0
                          10        SHARED DISPOSITIVE POWER
                                    3,766,259
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,766,259
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    42.9%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-------------------------------------------------------------------------------


                              Page 5 of 10 Pages

                                  SCHEDULE 13D

------------------------                    -----------------------------------
CUSIP NO.  576901102                          PAGE    6  OF   10   PAGES
------------------------                    -----------------------------------
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   APOLLO ADVISORS II, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)  [X]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
3  SEC USE ONLY                                                        (a)  [_]
                                                                       (b)  [_]
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e).                                                     [_]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   DELAWARE
-------------------------------------------------------------------------------
       NUMBER OF          7         SOLE VOTING POWER
         SHARES                     0
      BENEFICIALLY        8         SHARED VOTING POWER
     OWNED BY EACH                  3,166,259
    REPORTING PERSON      9         SOLE DISPOSITIVE POWER
          WITH                      0
                          10        SHARED DISPOSITIVE POWER
                                    3,766,259
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,766,259
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    42.9%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-------------------------------------------------------------------------------

                              Page 6 of 10 Pages

Item 1.   SECURITY AND ISSUER.
          -------------------

          This Amendment No. 1 ("Amendment No. 1) amends the statement on
          Schedule 13D (the "Statement") relating to the common stock, par value $0.01 per share ("Common Stock"), of Matlack Systems, Inc., a Delaware corporation ("Issuer") filed with the Securities and Exchange Commission on March 9, 1998. This Amendment No. 1 reports the expiration of the Letter of Intent (as defined in Item 4). The address of the principal executive office of the Issuer is One Rollins Plaza, Wilmington, DE 19803.

ITEM 2.   IDENTITY AND BACKGROUND.
          -----------------------

          The information set forth in this Item 2 has not changed since the Statement.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
          -------------------------------------------------

          The information set forth in this Item 3 has not changed since the Statement.

ITEM 4.   PURPOSE OF TRANSACTION.
          ----------------------

          Item 4 is amended to disclose that on March 30, 1998, the letter of intent (the "Letter of Intent") entered into between Palestra and the Issuer, as disclosed in the Statement, expired without the parties executing and delivering a definitive merger agreement (the "Definitive Agreement"). The Letter of Intent contemplated that Palestra would have merged with and into the Issuer and all of the issued and outstanding Shares would have been purchased for a cash price of $12 per share. In connection with the Letter of Intent, Palestra entered into Stockholder Agreements with the Principal Stockholders who own approximately 42.9% of the issued and outstanding shares of Common Stock of the Issuer. The Stockholder Agreements remain in effect pursuant to their terms.

          The foregoing description of the Letter of Intent is qualified in its entirety by reference to the text of such letter, which is filed as an exhibit to the Statement and is incorporated by reference herein.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.
          ------------------------------------

(a) and
(b) The information set forth in this Item 5(b) has not changed since the Statement.

(c)       The responses set forth in Item 4 are incorporated herein.

(d) The information set forth in this Item 5(d) has not changed since the Statement.

(e)       Not applicable.

ITEM 6.   CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT
          ---------------------------------------------------------------------
          TO SECURITIES OF THE ISSUER.
          ---------------------------

          The information set forth in this Item 6 has not changed since the Statement.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBIT.
          -------------------------------

          None.

                              Page 7 of 10 Pages

                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. In addition, by signing below, each of the undersigned agrees that this Amendment No. may be filed jointly on behalf of each of Palestra Acquisition Corp., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo (U.K.) Partners III, L.P. and Apollo Advisors II, L.P.

Dated as of the 6th day of April, 1998.


                            PALESTRA ACQUISITION CORP.

                            By: /s/ Michael D. Weiner
                               ----------------------
                            Name:  Michael D. Weiner
                            Title: Vice President


                            APOLLO INVESTMENT FUND III, L.P.

                            By:  Apollo Advisors II, L.P.,
                               its General Partner

                            By:  Apollo Capital Management II, Inc.,
                               its General Partner

                            By: /s/ Michael D. Weiner
                               ----------------------
                            Name:  Michael D. Weiner
                            Title: Vice President


                            APOLLO OVERSEAS PARTNERS III, L.P.

                            By:  Apollo Advisors II, L.P.,
                               its General Partner

                            By:  Apollo Capital Management II, Inc.,
                               its General Partner

                            By: /s/ Michael D. Weiner
                               ----------------------
                            Name:  Michael D. Weiner
                            Title: Vice President

                              Page 8 of 10 Pages

                            APOLLO (U.K.) PARTNERS III, L.P.

                            By:  Apollo Advisors II, L.P.,
                               its General Partner

                            By:  Apollo Capital Management II, Inc.,
                               its General Partner

                            By: /s/ Michael D. Weiner
                                ---------------------
                            Name:  Michael D. Weiner
                            Title: Vice President


                            APOLLO ADVISORS II, L.P.

                            By:  Apollo Capital Management II, Inc.,
                               its General Partner

                            By: /s/ Michael D. Weiner
                                ---------------------
                            Name:  Michael D. Weiner
                            Title: Vice President

                              Page 9 of 10 Pages

                                   SCHEDULE I

          The information set forth in this Schedule I has not changed since the statement.

                              Page 10 of 10 Pages